EXHIBIT 5

[SHEARMAN & STERLING LETTERHEAD]

September 13, 2002

ActivCard S.A.
24/28, avenue du Géneral de Gaulle
92150 Suresnes
France

ActivCard S.A.

Ladies and Gentlemen:

We have acted as special French counsel for ActivCard S.A., a French société anonyme organized under the laws of the Republic of France (the “Company”) in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to (i) 1,600,000 shares of common stock, par value € 1 per share, of the Company, to be issued pursuant to the eighteenth resolution of the ordinary and extraordinary general meeting of the Company dated June 27, 2001 and the extraordinary general meeting of the Company dated August 20, 2002, and in accordance with the ActivCard S.A. 2001 Stock Option Plan (ii) 1,500,000 shares of common stock, par value € 1 per share, of the Company, to be issued pursuant to the first resolution of the ordinary and extraordinary general meeting of the Company dated December 21, 2001 and the extraordinary general meeting of the Company dated August 20,2002, and in accordance with the ActivCard S.A. 2001 Stock Option Plan and (iii) 1,270,000 shares of common stock, par value € 1 per share, of the Company, to be issued pursuant to the sixteenth resolution of the ordinary and extraordinary general meeting of the Company dated June 27, 2002 and in accordance with the ActivCard S.A. 2002 Stock Option Plan. The shares to be issued pursuant to the present paragraph are referred to as the “Shares”.

We are admitted to practice as avocats in the Republic of France. Our opinion set forth below is limited to the laws of the Republic of France as in effect on the date hereof, and we do not express any opinion here as to the effect of the laws under any other jurisdiction.

In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we have deemed necessary as a basis for the opinion hereinafter expressed.

In the context of such examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to the originals of all documents presented to us as copies and the authenticity of the originals of such documents. In rendering our opinion, we have relied as to the factual matters upon certificates of public officials and certificates and representations of officers of the Company.

Upon the basis of such examination and subject to any matter not disclosed to us by the parties concerned and having regard for such legal consideration as we deem relevant, we are of the opinion that any Shares to be issued upon the exercise of any options authorized under (i) the eighteenth resolution of the ordinary and extraordinary general meeting of the Company dated June 27, 2001, (ii) the first resolution of the ordinary and extraordinary general meeting of the Company dated December 21, 2001 and (iii) the sixteenth resolution of the ordinary and extraordinary general meeting of the Company dated June 27, 2002, to the extent that they are issued and paid in compliance with the provisions of the relevant general meeting resolution, the relevant Plan, the by-laws (statuts) of the Company and the then applicable law, will be validly issued and fully paid up.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not hereby concede that we come within the category of persons whose consent is required by the Securities Act or the general rules and regulations promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling

Sherman & Sterling